PLAN AND AGREEMENT OF REORGANIZATION
                     AND EXCHANGE BY MINE-A-MAX CORPORATION
                     OF 5,829,871 SHARES OF ITS COMMON STOCK
                       FOR 100% OF THE SHARES OF STOCK OF
                              PEABODYS COFFEE, INC.

     Mine-A-Max Corporation, a Nevada corporation, located at 1100-1200 West 73rd Avenue, Vancouver, B.C. V6P 6G5, hereinafter referred to as "Mine-A-Max," and Peabodys Coffee, Inc., a California corporation, located at 3845 Atherton Road, Suite 9, Rocklin, California 95765, hereinafter referred to as "Peabodys" agree as follows:

                                    RECITALS

     WHEREAS, this Plan and Agreement of Reorganization of Mine-A-Max and Peabodys (the "Agreement") shall be entered into pursuant to the terms and conditions contained herein. This merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Code.

     WHEREAS, the Board of Peabodys deems it to be in the best interest of the Company to have 100% of its issued and outstanding shares of Common Stock acquired by Mine-A-Max. Peabodys will present this Agreement to its shareholders and recommend its approval. A condition to the closing of this Agreement is that at least 51% of the outstanding voting shares of Peabodys will enter into the Subscription Agreement attached hereto as EXHIBIT A;

     WHEREAS, in exchange for the outstanding shares of Peabodys, Mine-A-Max will issue and cause to be delivered to the shareholders of Peabodys, 5,829,871 shares of Common Stock, par value $0.001, of Mine-A-Max.

                        Article 1: PLAN OF REORGANIZATION

                                    EXCHANGE

     Section  1.01.  In  exchange  for  the  outstanding   shares  of  Peabodys,
Mine-A-Max will issue and cause to be delivered to the shareholders of Peabodys, 5,829,871 shares of Common Stock, par value $0.001, of Mine-A-Max.

     Section 1.02. Subject to the conditions precedent set forth herein, the parties shall execute this Agreement at the offices of Peabodys Coffee, Inc. located at 3845 Atherton Road, Suite 9, Rocklin, California 95765 on March 12, 1999, or at such other time and place as may be fixed by the mutual consent of the parties hereto.

     Section 1.03. Upon receipt of acceptance of the share exchange by 51% of the shareholders of Peabodys, the Articles of Incorporation of Mine-A-Max will be amended to the form attached hereto as EXHIBIT B, the Bylaws of Mine-A-Max will be restated to the form attached hereto as EXHIBIT C, and the Board of Directors of Mine-A-Max will resign in favor of the Board of Directors listed on EXHIBIT D (the "Initial Closing Date"). Upon completion of the exchange, Mine-A-Max will issue to the holders of Peabodys, 5,829,871 shares (the "Final Closing").

                    Article 2: WARRANTIES AND REPRESENTATIONS
                            OF MINE-A-MAX CORPORATION

     Section 2.01. Mine-A-Max is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.

     Section 2.02. Mine-A-Max has the corporate power and authority to enter into this Agreement. The execution and delivery by Mine-A-Max of this Agreement and the consummation by Mine-A-Max of the transactions contemplated hereby have been duly and validly authorized by all necessary action by the Board of Directors and stockholders of Mine-A-Max, and no other action on the part of the Board of Directors or the stockholders of Mine-A-Max is required to authorize the execution, delivery and performance of this Agreement and the consummation by Mine-A-Max of the transactions contemplated hereby.

     Section 2.03. Mine-A-Max has 254,606 shares of Common Stock issued and outstanding and 49,745,394 shares of Common Stock authorized and unissued as of the date of this transaction. Mine-A-Max currently has 50,000 options to purchase Common Stock outstanding at a price of $1.00 per share. Mine-A-Max has no other warrants, rights, convertible notes or other convertible securities to purchase shares of Common Stock of Mine-A-Max or which convert into shares of Mine-A-Max Common Stock outstanding.

     Section 2.04. As of the Final Closing Date, the amount of debt on the books of Mine-A-Max shall not exceed $20,000.

     Section 2.05. All of the issued and outstanding shares of Mine-A-Max Common Stock are validly issued, fully paid and non-assessable, and have been issued in compliance with all applicable federal, state and foreign securities laws. Mine-A-Max currently does not have any shares of Preferred Stock authorized or outstanding.

     Section 2.06. There are no Liens, pledges, chattel mortgages, or other encumbrances of any kind against the Assets and Properties of Mine-A-Max or the 5,829,871 shares of Common Stock to be issued by Mine-A-Max pursuant to the transactions contemplated by this Agreement.

     Section 2.07. There are no undisclosed interests, present or future, in the shares to be issued by Mine-A-Max, nor does Mine-A-Max know of any assertion of such an interest.

     Section 2.08. Mine-A-Max is not required by any provision of federal, state, or local law to take any further action or to seek any governmental approval of any nature
to  effectuate  the  issuance  of  the   Mine-A-Max   shares  to  the  Peabodys'
shareholders.

     Section 2.09. There are no provisions of any Contract, indenture, or other instrument to which Mine-A-Max is a party or to which Mine-A-Max shares would be subject that would prevent, limit, or condition the issuance of the Mine-A-Max shares to Peabodys shareholders.

     Section 2.10. As required by the Articles of Incorporation, Bylaws, or any other agreement, corporate resolution or law, Mine-A-Max will provide the appropriate documentation to Peabodys that it has complied with all terms as may be necessary to obtain Mine-A-Max stockholder approval prior to the issuance of shares of Mine-A-Max Common Stock to shareholders of Peabodys pursuant to the terms of this Agreement.

     Section 2.11. Mine-A-Max currently has no Subsidiaries nor any interest in any other corporation, partnership, or limited liability company. To date all business activities of Mine-A-Max has been in the field of mineral exploration and mine development. Mine-A-Max has abandoned all current mining projects.

     Section 2.12. Mine-A-Max is in all material respects in compliance with all terms, conditions and provisions of all applicable Environmental Permits and Environmental Laws. There are no past, pending or threatened Environmental Claims against Mine-A-Max and Mine-A-Max does not know of any facts or circumstances which could reasonably be expected to form the basis for any Environmental Claim against Mine-A-Max. No releases of Hazardous Materials have occurred at, from, in, to, on or under any site and no Hazardous Materials are present in, on, about or migrating to or from any Site that could give rise to an Environmental Claim against Mine-A-Max.

     Section 2.13. Mine-A-Max has maintained adequate business liability insurance coverage of its Assets and Properties and mining activities and has delivered a copy of all current policies to Peabodys. There is no claim by Mine-A-Max pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters. All premiums due and payable under all policies have been paid, and Mine-A-Max is otherwise in material compliance with the terms of such policies (or other policies providing substantially similar insurance coverage). Mine-A-Max has no knowledge of any threatened termination of, or premium increase with respect to, any such policies. Mine-A-Max has never been denied insurance coverage nor has any insurance policy of Mine-A-Max ever been cancelled for any reason. Mine-A-Max has in full force and effect fire and casualty insurance policies sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed.

     Section 2.14. Mine-A-Max has delivered to Peabodys the audited balance sheet of Mine-A-Max at January 31, 1999 and September 30, 1998. The balance sheet has been prepared in conformity with generally accepted accounting principles applied on a consistent basis and fairly depicts the financial position of Mine-A-Max as of the dates set forth in such balance sheet.

     Section 2.15. Neither Mine-A-Max, nor any of its officers, directors, or employees is a party to, nor has been threatened with any litigation or Governmental proceeding which, if decided adversely to it, would have a material adverse effect on the business or financial condition of Mine-A-Max, would have a material adverse effect upon the transaction contemplated hereby, or upon the financial condition or net worth of Mine-A-Max, or which would create a material liability on the part of Mine-A-Max.

     Section 2.16. Mine-A-Max has filed all federal income Tax Returns and, in each state where qualified or incorporated, all state income tax or franchise tax returns which are required to be filed, has paid all Taxes as shown on said returns as the same have become due, and has paid all assessments received to the extent that such assessments have become due. None of the tax returns of Mine-A-Max are subject to any pending IRS audit or inquiry and Mine-A-Max does not have knowledge of any future audits or inquiries.

     Section 2.17. The shares of Common Stock of Mine-A-Max which are to be issued and delivered to shareholders of Peabodys pursuant to the terms of this Agreement, when so issued and delivered, will be validly authorized and issued, and will be fully paid and non-assessable and have been issued in compliance with federal, state and foreign securities laws. No shareholders of Mine-A-Max will have any preemptive right of subscription or right of first refusal for purchase in respect thereof.

                    Article 3: WARRANTIES AND REPRESENTATIONS
                            OF PEABODYS COFFEE, INC.

     Section 3.01. Peabodys is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

     Section 3.02. Peabodys has the corporate power and authority to enter into this Agreement.

     Section 3.03. By executing this Agreement, Peabodys is acting on its behalf and that of its shareholders.

     Section 3.04. Peabodys has had access to the extent it deems necessary to the financial information of Mine-A-Max to permit it to evaluate the business of Mine-A-Max and the merits and risks associated with the purchase of the Mine-A-Max shares of Common Stock described herein.

     Section 3.05. Peabodys recognizes that the Mine-A-Max shares to be acquired through the exchange must be regarded as speculative and subject to a high degree of risk. Peabodys has received no assurance whatsoever as to the value of the Mine-A-Max shares to be issued, nor has Mine-A-Max or any other officer or director of Mine-A-Max made any representations or promises to Peabodys regarding any potential appreciation in the value of the Mine-A-Max shares to be issued.

                             Article 4: COVENANTS OF
                             MINE-A-MAX CORPORATION

     Section 4.01. At the Final Closing, Mine-A-Max shall undertake to deliver to shareholders of Peabodys certificates for the Mine-A-Max shares to be issued.

     Section 4.02. From the date of execution of this Agreement, Mine-A-Max shall take no action that would encumber or restrict the Mine-A-Max shares to be issued.

     Section 4.03. Mine-A-Max will file any and all disclosure documents as may be required by state, federal and foreign securities laws as a result of the execution and consummation of this Agreement.

     Section 4.04. Upon the Initial Closing Date Mine-A-Max will conduct a Regulation D, Rule 504 offering in the approximate amount of $660,000. Mine-A-Max will enter into an agreement (the terms of which shall be mutually agreed to by Peabodys and Mine-A-Max) with Peabodys , to transfer the funds of the offering to Peabodys for working capital prior to the closing of the merger.

     Section 4.05. Upon the Final Closing Date Mine-A-Max will assume all outstanding options, warrants and convertible promissory notes of Peabodys.

     Section 4.06. Mine-A-Max will file necessary documentation with Standard & Poor's Corporation (or similar organization) and pay the fees to become listed in the S&P (or similar organization) corporate records. Mine-A-Max will maintain such listing on a current basis as required by S&P (or similar organization) for a period of at least three years.

                             Article 5: COVENANTS OF
                              PEABODYS COFFEE, INC.

     Section 5.01. Following the execution and consummation of this Agreement, Peabodys will assist Mine-A-Max in the preparation and filing of all disclosure documents required by state, federal and foreign securities laws.

     Section 5.02. Peabodys will continue to solicit the share exchange of its shareholders beyond the Initial Closing Date until the shareholders of at least 90% of the shares of Peabodys have elected to exchange their shares pursuant to the terms of this Agreement.

     Section 5.03. Upon the Initial Closing Date Peabodys will enter into an agreement (the terms of which shall be mutually agreed to by Peabodys and Mine-A-Max) with Peabodys to receive the funds of a Regulation D, Rule 504 offering, in the approximate amount of $660,000, to be conducted by Mine-A-Max.

                        Article 6: CONDUCT OF BUSINESS OF
                             MINE-A-MAX CORPORATION

     Section 6.01. As of the date hereof, Mine-A-Max is a development stage company with no current business operations and will not engage in any business operations until the closing of this Agreement.

     Section 6.02:

     (a) Mine-A-Max will allow Peabodys, and its agents, advisors, counsel and consultants, from the date hereof until consummation of the Agreement, full access during normal business hours to all books, accounts, contracts, commitments, and records of every kind of Mine-A-Max in order that Peabodys may have full opportunity to investigate and make inquiries of the officers and directors regarding the affairs of Mine-A-Max.

     (b) Peabodys will use any information received pursuant to Section 6.02(a) only for its own purposes in connection with the consummation of the transaction contemplated hereby and will not divulge the information to any persons not so entitled thereto.

                        Article 7: CONDUCT OF BUSINESS OF
                              PEABODYS COFFEE, INC.
                                 PENDING CLOSING

     Section 7.01:

     (a) Peabodys will allow Mine-A-Max, its officers, advisors, consultants, counsel and agents, from the date hereof until consummation of the Agreement, full access during normal business hours of all books, accounts, contracts, commitments, and records of every kind of Peabodys (except for information deemed by the directors and officers of Peabodys to be trade secrets and/or other Intellectual Property) in order that Mine-A-Max may have full opportunity to make such investigation and make inquiries of the officers and directors, regarding the affairs of Peabodys.

     (b) Mine-A-Max will use any information received under Section 7.01(a) only for its own purposes in connection with the consummation of the transaction contemplated hereby and will not divulge the information to any persons not entitled thereto.

     Section 7.02. The Board of Directors of Peabodys will cause Peabodys to carry on its business in substantially the same manner as heretofore, and to continue in full force insurance coverage comparable in amount and scope and coverage regularly maintained by it. Peabodys will use its best efforts to maintain its business organization intact and to retain its present employees, and to maintain its relationship with suppliers and others having business relationships with it.

                       Article 8: CONDITIONS PRECEDENT TO
                      OBLIGATIONS OF MINE-A-MAX CORPORATION
                                    TO CLOSE

     Section 8.01. The obligation of Mine-A-Max to consummate the Agreement and the transactions herein shall be subject to the following conditions precedent:

     (a) Representations and warranties of Peabodys contained herein shall be true as of the Initial Closing Date with the same effect as though made on the Final Closing Date (the "Final Closing Date"). Peabodys shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by Peabodys prior to the Initial Closing Date. Peabodys shall have delivered to Mine-A-Max a certificate dated as of the Initial Closing Date certifying as to the truth of the representations and warranties, as to the performance of the obligations, and as to the compliance with the covenants.

     (b) The execution of the Subscription Agreement by at least 51% of the voting shares of Peabodys.

                       Article 9: CONDITIONS PRECEDENT TO
                      OBLIGATIONS OF PEABODYS COFFEE, INC.
                                    TO CLOSE

     Section 9.01. The obligations of the Board of Directors of Peabodys to consummate the Agreement and transactions contemplated hereby shall be subject to the following conditions precedent:

     (a) Representations and warranties of Mine-A-Max contained herein shall be true as of the Initial Closing Date with the same effect as though made on the Final Closing Date. Mine-A-Max shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by them prior to the Initial Closing Date.

     (b) All permits, filings and consents required by any state, federal and foreign securities regulatory agency for the lawful consummation of the reorganization and the transactions contemplated hereby shall have been made or obtained.

     (c) On each of the Initial Closing Date and Final Closing Date, there shall be furnished to Peabodys an opinion from counsel for Mine-A-Max, dated as of the closing date and in form and substance satisfactory to counsel for Peabodys to the effect that Mine-A-Max is a corporation duly organized, validly existing, and in good standing under the laws of the State of

          Nevada, and that the shares of common stock of Mine-A-Max delivered to Peabodys on the closing date have been duly authorized, issued, and delivered and are validly issued and outstanding, fully paid and non-assessable shares of common stock in Mine-A-Max, issued in compliance with state, federal and foreign securities laws, and such other matters as may be reasonably requested by Peabodys.

                     Article 10: CONSUMMATION OF TRANSACTION

     Section 10.01. Peabodys shall deliver to Mine-A-Max, on the Final Closing Date, one hundred percent (100%) of the issued and outstanding shares of stock of Peabodys as agent for the shareholders of Peabodys.

     Section 10.02. On the Final Closing Date, Mine-A-Max shall deliver certificates representing up to 5,829,871 shares of common stock in such names and quantities as directed by Peabodys to the shareholders of Peabodys.

     Section 10.03. Mine-A-Max shall pay all of its expenses and costs incident to the preparation of this Agreement and the transactions contemplated hereby, including but not limited to the solicitation of shareholders of Peabodys in connection with the exchange and the Regulation D, Rule 504 offering. Peabodys shall pay all of its expenses and costs incident to the preparation of this Agreement and the transactions contemplated hereby.

               Article 11: INTERPRETATION, NOTICE AND ENFORCEMENT

     Section 11.01. Any notice or other communication required or permitted hereunder shall be deemed to be properly given when deposited in the United States mails for transmittal by certified or registered mail, postage prepaid, first-class mail or via confirmed facsimile, hand delivery or a national recognized overnight delivery service.

     Section 11.02. Except as limited by the provisions of Section 11.03 below, this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties, as well as to the parties.

     Section 11.03. Any assignment of this Agreement or the rights hereunder of any of the parties, without the written consent of the other parties hereto, shall be void.

     Section 11.04. This instrument and the exhibits attached hereto contain the entire agreement between the parties with respect to the transaction contemplated hereby. It may be executed in any number of counterparts, each of which shall be deemed an original, but such counterparts together constitute only one and the same instrument.

     Section 11.05. The validity, interpretation, and performance of this Agreement shall be controlled by and construed under the laws of the State of California.

     Section 11.06. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

                           Article 12: INDEMNIFICATION

     Section 12.01. Mine-A-Max will defend, indemnify and hold Peabodys, each of its officers, directors, shareholders, agents, employees, representative, legal counsel and independent accountants, harmless against all expenses, costs (including attorneys' fees) claims, Losses, damages, or Liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of, based on or resulting from any legal action, suit, proceeding, injunction or claim relating to this Agreement or any of the transactions contemplated hereby, including, but not limited to, any untrue statement (or alleged untrue statement) of a material fact contained in the information obtained by Mine-A-Max, or any amendment or supplement thereto, or based on any omission (or alleged omission) to state therein, a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading or any violation of any rule or regulation promulgated under the Securities Act and any state or foreign securities law or regulation applicable to Mine-A-Max. Mine-A-Max shall reimburse Peabodys, each of its officers, directors, shareholders, agents, employees, representatives, legal counsel and independent accountants, for any legal and any other expenses reasonably incurred in connection with investigating, preparing, or defending any such claim, loss, damage, liability, or expense arising out of, based on or resulting from any of the foregoing.

     Section 12.02. Peabodys will defend, indemnify and hold Mine-A-Max, each of its officers, directors, shareholders, agents, employees, representative, legal counsel and independent accountants, harmless against all expenses, costs (including attorneys' fees) claims, Losses, damages, or Liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of, based on or resulting from any legal action, suit, proceeding, injunction or claim relating to this Agreement or any of the transactions contemplated hereby, including, but not limited to, any untrue statement (or alleged untrue statement) of a material fact contained in the information obtained by Peabodys, or any amendment or supplement thereto, or based on any omission (or alleged omission) to state therein, a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading or any violation of any rule or regulation promulgated under the Securities Act and any state or foreign securities law or regulation applicable to Peabodys. Peabodys shall reimburse Mine-A-Max, each of its officers, directors, shareholders, agents, employees, representatives, legal counsel and independent accountants, for any legal and any other expenses reasonably incurred in connection with investigating, preparing, or defending any such claim, loss, damage, liability, or expense arising out of, based on or resulting from any of the foregoing.

                             ARTICLE 13: DEFINITIONS

     13.1. DEFINITIONS. (a) As used in this Agreement, the following defined terms shall have the meanings indicated below:

          "ACTIONS  OR  PROCEEDINGS"   means  any  action,   suit,   proceeding,
arbitration or Governmental or Regulatory Authority investigation or audit.

          "AGREEMENT" means this Agreement and Plan of Reorganization, the Exhibits and the Confidential Offering Circular and Term Sheet and the certificates and instruments delivered in connection herewith, as the same may be amended from time to time in accordance with the terms hereof.

          "ASSETS AND PROPERTIES" means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

          "CODE" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "CONTRACT" means any legally binding agreement, lease, evidence of Indebtedness, mortgage, indenture, security agreement or other contract or business arrangement (whether written or oral).

          "ENVIRONMENT" means all air, surface water, groundwater, or land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources.

          "ENVIRONMENTAL CLAIM" means any and all administrative or judicial proceedings, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, proceedings, or other communication (written or oral), whether criminal or civil, pursuant to or relating to any applicable
Environmental Law by any Person (including any Governmental or Regulatory Authority, private person and citizens' group) based upon, alleging, asserting, or claiming any actual or potential (i) violation of or liability under any Environmental Law, (ii) violation of any Environmental Permit or (iii) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to the presence, Release, or threatened Release into the Environment, of any Hazardous Materials at any location, including any off-Site location to which Hazardous Materials or materials containing Hazardous Materials were sent for handling, storage, treatment, or disposal.

          "ENVIRONMENTAL LAW" means all federal, state, local and foreign environmental, health and safety Laws, and ordinances and all rules and regulations promulgated thereunder, civil or criminal Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials, pollutants, contaminants, chemicals, or toxic or hazardous substances or wastes into the Environment.

          "ENVIRONMENTAL PERMIT" means any federal, state, local, provincial, or foreign permits, licenses, approvals, consents or authorizations required by any Governmental or Regulatory Authority under or in connection with any Environmental Law and includes any and all orders, consent orders or binding agreements issued or entered into by a Governmental or Regulatory Authority under any applicable Environmental Law.

          "FINAL CLOSING DATE" means the date which the Certificate of Merger is filed with the Nevada Secretary of State consummating the Merger.

          "GOVERNMENTAL OR REGULATORY AUTHORITY" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, and shall include any stock exchange, quotation service and the National Association of Securities Dealers.

          "HAZARDOUS MATERIALS" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs),
(b) any chemicals, materials, substances or wastes which are now defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants" or words of similar import, under any Environmental Law; and (c) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated by any Governmental or Regulatory Authority.

          "INDEBTEDNESS" means all obligations (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) under capital leases and (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.

          "INTELLECTUAL PROPERTY" means all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, patents and patent rights, utility models and utility model rights, copyrights, brand names, trade dress, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, inventions, processes, formulae, industrial models, processes, designs, specifications, data, technology, methodologies, computer programs (including all source codes), any other confidential and proprietary right or information, whether or not subject to statutory registration, and all related technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, utility models, trademarks, service marks and copyrights, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks and other media on which any of the foregoing is stored.

          "INITIAL CLOSING DATE" means the date on which Mine-A-Max has obtained approval by 51% of the voting stock of Peabodys by execution of the Subscription Agreement and the exhibits attached thereto by such shareholders.

          "IRS" means the United States Internal Revenue Service.

          "LAW" or "LAWS" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

          "LIABILITIES" means all Indebtedness, obligations and other liabilities of a Person, whether absolute, accrued, contingent (or based upon any contingency), fixed or otherwise, or whether due or to become due which would be required to be reflected in financial statements prepared in accordance with GAAP.

          "LIENS" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

          "LOSS(ES)" means any and all damages, fines, fees, Taxes, penalties, deficiencies, losses and expenses, including interest, reasonable expenses of investigation, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment (such fees and expenses to include all fees and expenses, including fees and expenses of attorneys, incurred in connection with (i) the investigation or defense of any Third Party Claims or (ii) asserting or disputing any rights under this Agreement against any party hereto or otherwise).

          "OPTION" with respect to any Person means any security, right, subscription, warrant, option, "phantom" stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock or other equity interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of such Person or (ii) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or other equity interests of such Person, including any rights to participate in the equity, income or election of directors or officers of such Person.

          "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "SUBSIDIARY" means any Person in which the Company, directly or indirectly through Subsidiaries or otherwise, beneficially owns at least 50% of either the equity interest in, or the voting control of, such Person, whether or not existing on the date hereof.

          "TAX" or "TAXES" means all federal, state, local or foreign net or gross income, sales, use or other taxes of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

          "TAX RETURNS" means any returns, reports or statements (including any information returns) required to be filed for purposes of a particular Tax.

                            [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the dates set forth below.

MINE-A-MAX CORPORATION                       PEABODYS COFFEE, INC.

By: ___________________________              By: __________________________
    E. Del Thachuk                               Todd Tkachuk
    President                                    President

Dated: ________________________              Dated: _______________________

                                    EXHIBIT A

                             SUBSCRIPTION AGREEMENT

                                    EXHIBIT B

                   AMENDMENT TO THE ARTICLES OF INCORPORATION

                                    EXHIBIT C

                                 RESTATED BYLAWS

                                    EXHIBIT D

The following is a list of the Board of Directors of Mine-A-Max to be elected upon the approval of 51% of the shareholders of Peabodys Coffee, Inc. in favor of the share exchange:

Todd Tkachuk

Barry Gibbons

Roman Kujath

William Bossung

E. Del Thachuk

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